HARLEYSVILLE GROUP INC.
EQUITY INCENTIVE PLAN
APPROVED BY THE BOARD OF DIRECTORS FEBRUARY 22, 2006
APPROVED BY SHAREHOLDERS APRIL 26, 2006
T A B L E O F C O N T E N T S

I. INTRODUCTION	1
A. Purpose of the Plan	1
B. Definitions	1

II. PLAN ADMINISTRATION	4
A. Administration	4
B. Eligibility	5
C. Maximum Number of Shares Available	5
D. Maximum Shares Awarded	6
E. Adjustments	6
F. Registration Conditions	6
G. Rights Upon a Change in Control	7

III. STOCK OPTIONS	7
A. Type of Option	7
B. Price	7
C. Exercise Term and Vesting	7
D. Exercise Procedures	8
E. Payment	8
F. Rights Upon Termination of Employment	8
G. Restrictions Upon Transfer	9
H. Incentive Stock Options	9

IV. STOCK APPRECIATION RIGHTS	11
A. Grant of Rights	11
B. Term	11
C. Limits on Stock Appreciation Rights	11
D. Payment	12
E. Other Terms	12

V. RESTRICTED STOCK AWARDS	12
A. Price	12
B. Restriction Period	12
C. Restriction Upon Transfer	12
D. Certificates	13
E. Lapse of Restrictions	13
F. Termination Prior to Lapse of Restrictions	13

VI. MISCELLANEOUS PROVISIONS	14
A. Amendment, Suspension and Termination of the Plan	14
B. Government and Other Regulations	14
C. Other Compensation Plans and Programs	14
D. Withholding Taxes	14
E. Single or Multiple	14
F. Non-Uniform Determinations	14
G. Construction of Plan	14
H. Pronouns, Singular and Plural	15
I. Limitation of Rights	15
J. Duration of the Plan	15
K. Stockholder Approval	15

I. INTRODUCTION

A. PURPOSE OF THE PLAN: Harleysville Group Inc. (the "Company') has established the Plan to further the growth, development and success of the Company by providing additional incentives to those officers and key employees who are responsible for the management of the Company's business affairs which enable them to participate directly in the growth of the capital stock of the Company. The Company intends that the Plan will facilitate securing, retaining, and motivating management employees of high caliber and potential. It is intended that the amended and restated Plan shall satisfy the requirements for transactions pursuant hereto to be exempt from Section 16(b) of the Securities Exchange Act of 1934 ("Exchange Act") and for compensation paid hereunder to be fully deductible to the Company to the extent permitted under Section 162(m) of the Internal Revenue Code of 1986.

B. DEFINITIONS: When used in the Plan, the following terms shall have the meanings set forth below:

1.	"Award(s)" shall mean Incentive Stock Options, Non-Qualified Stock Options, stock appreciation rights and restricted stock made under the Plan.

2.
"Change in Control" shall be deemed to have occurred:(a) if the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities representing more than twenty percent (20%) of the combined voting power of the Company Voting Securities (as herein defined) is acquired by any individual, entity or group (a "Person"), other than the Parent, the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or an affiliate thereof, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (for purposes of this Plan, "Company Voting Securities" shall mean the then outstanding voting securities of the Company entitled to vote generally in the election of directors); provided, however, that the following shall not constitute a Change in Control under this paragraph (a) : (i) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section B2; (ii) any acquisition of the Company Voting Securities from the Parent pursuant to a Business Combination (as herein defined) or otherwise, if (x) the acquiring or resulting entity is organized in the mutual form, and (y) persons who were members of the Incumbent Board (as herein defined) of the Parent immediately prior to such acquisition constitute at least two-thirds of the members of the Board of Directors of the acquiring entity immediately following such acquisition and (iii) any acquisition of voting securities from the Company or the Parent by a person engaged in business as an underwriter of securities who acquires the shares through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933; and (iv) any acquisition otherwise within the terms of this paragraph (a) during any period in which Parent owns at least a majority of the combined voting power of Company Voting Securities (the “Parent Control Period”), but if such an acquisition is made during a Parent Control Period by any Person and such Person continues to hold more than 20% of the combined voting power of all Company Voting Securities on the first day following the termination of a Parent Control Period, such acquisition will be deemed to have been first made on such date; or

(b)  if, during any period of twenty-four (24) consecutive months, individuals who, as of the beginning of such period, constitute the Board of Directors of the Company or the Parent, as the case may be (the "Applicable Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors of the Company or the Parent, as the case may be; provided, however, that (x) any individual becoming a director of the Company or the Parent, as the case may be, during such period whose election, or nomination for election, was approved by a vote of at least a two-thirds of the directors then comprising the Applicable Incumbent Board (other than in connection with the settlement of a threatened proxy contest) shall be considered as though such individual were a member of the Incumbent Board of Directors of the Employer or the Parent, as the case may be, and (y) the provisions of this paragraph (b) shall not be applicable to the composition of the Board of Directors of Parent if Parent shall cease to own at least 20% of the combined voting power of all Company Voting Securities; or

(c)  upon consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a "Business Combination"), unless, in any such case, immediately following such Business Combination the following three conditions are met: (i) more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, a corporation which as a result of such transaction owns the Company or all or substantially all of the Employer's assets either directly or through one or more subsidiaries (the "New Parent Corporation"), is represented, in either such case, directly or indirectly, by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power is distributed among the holders thereof in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, and (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the New Parent Corporation (or, if there is no New Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the New Parent Corporation (or, if there is no New Parent Corporation, the Surviving Corporation) were members of the Board of Directors of the Company at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

(d) Parent affiliates with, or acquires by merger, a third party and, as a consequence thereof, persons who were members of the Incumbent Board of Parent immediately prior to such transaction cease to constitute at least two-thirds of the directors of Parent following such transaction provided, however, that this paragraph (d) shall not apply if immediately prior to such affiliation or merger, Parent does not own more than 20% of the combined voting power of Company Voting Securities; or

(e) upon approval by the stockholders of the Company and all necessary regulatory authorities of a complete liquidation or dissolution of the Company; or

(f)  any other event shall occur that would be required to be reported by the Company in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (or any provision successor thereto); or

(g)  the Company or Parent has entered into a management agreement or similar arrangement pursuant to which an entity other than the Company or the Parent or the Boards of Directors or the executive officers and management of the Company or the Parent has the power to direct or cause the direction of the management and policies of the Company or the Parent; provided, however, that this paragraph (g) shall not apply to Parent if, immediately prior to entering into any such management agreement or similar arrangement, Parent does not own more than 20% of Company Voting Securities.

3.	"Company" shall mean Harleysville Group Inc., a Delaware corpora-tion, and any successor in a reorganization or similar transaction.

4.	"Board" or "Board of Directors" shall mean the Board of Directors of the Company.

5.	"Code" shall mean the Internal Revenue Code of 1986, as amended.

6.
"Committee" shall mean the Compensation & Personnel Development Committee of the Board of Directors of Harleysville Group Inc. The Committee shall consist of three or more directors selected by the Board of Directors each of which whom:

(i)	is not a current employee of the Company, the Parent or a subsidiary of the Company;

(ii)	is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

(iii)	has not been an officer of the Company and is not currently an officer of the Company, the Parent or subsidiary of the Company;

(iv)
does not receive remuneration from the Company, the Parent or a subsidiary of the Company either directly or indirectly for services rendered in any capacity other than as a director, except for an amount that is de minimis remuneration within the meaning of Treasury Regulation §1.162.27(e)(iii) and does not exceed the dollar amount for which disclosure would be required pursuant to Item 404 (a) of Regulation S-K;

(v)	does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and

(vi)	ise not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

7.	"Common Stock" shall mean the common stock of the Company, par value of $1.00 per share, and may be either stock previously authorized but unissued, or stock reacquired by the Company.

8.	"Director" shall mean a member of the Board of Directors of the Company.

9.
"Disability" shall mean the inability of a Participant to perform the services normally rendered due to any physical or mental impairment that can be expected to be of either permanent or indefinite duration, as deter-mined by the Committee on the basis of appropriate medical evidence, and that results in the Participant's cessation of active employment with the Company.

10.
“Early Retirement shall mean cessation of employment with the Company after attaining the age of 55 and completing at least ten years of continuous service with the Company or attaining the age of 62 and completing at least five years of continuous service with the Company.

11.	"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

12.
"Fair Market Value" shall mean the closing price of Common Stock, as reported by such responsible reporting service as the Committee may select, or if there were no transactions in the Common Stock on such day, then on the last preceding day on which a transaction in the Common Stock took place. The foregoing notwithstanding, the Committee may determine the Fair Market Value in such other manner as it may deem more appropriate for Plan purposes or as is required by applicable laws or regulations.

13.
"Incentive Stock Option" or "ISO" shall mean a right to purchase the Company's Common Stock which is intended to comply with the terms and conditions for an incentive stock option, set forth in Section 422 of the Code, or such other sections of the Code as may be in effect from time to time.

14.
"Non-Qualified Stock Option" or "NQSO" shall mean a right to purchase the Company's Common Stock which is not intended to comply with the terms and conditions for an incentive stock option, as set forth in Section 422 of the Code, or such other sections of the Code as may be in effect from time to time.

15.	“Normal Retirement” shall mean cessation of employment with the Company after attaining the age of 65 and achieving at least five years of continuous service with the Company.

16.	"Parent" shall mean Harleysville Mutual Insurance Company.

17.	"Participant" shall mean those eligible officers and other key employees of the Company who receive Awards under the Plan.

18.	"Plan" shall mean the Company's Equity Incentive Plan amended and restated on February 22, 2006

19.	“1997 Plan” shall mean the Equity Incentive Plan as amended and restated in 1997.

20.	"Retirement" shall mean Normal Retirement or Early Retirement.

21.	"Stock Option" shall a mean Non-Qualified Stock Option and a Incentive Stock Option.

   22.       "Termination of Employment" shall mean a cessation of the Par-ticipant's employment with the Company for any reason other than Retirement, death or Disability.

II.	PLAN ADMINISTRATION

A. ADMINISTRATION: The Plan shall be administered by the Commit-tee. Subject to the express provisions of the Plan, the Committee shall have full and exclusive authority:

(i)	to interpret the Plan;

(ii)	to determine the employees to whom awards should be made under the Plan;

(iii)	to determine the type of awards to be made and the amount, size and terms of each such award;

(iv)	to determine the time when the awards are granted and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration thereof;

(v)	to prescribe, amend and rescind rules and regulations relating to the Plan; and

(vi)
to make all other determinations deemed necessary or advisable in the implementation and administration of the Plan as permitted by federal and state laws and regulations, including those laws and regulations regarding deductibility from income under the Code and exemption from §16 of the Exchange Act, or by rules and regulations of a national securities exchange or the NASDAQ NMS.

The determination of the Commit-tee in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders, Participants, and any persons having any interest under the Plan. The Secretary of the Company shall be authorized to implement the Plan in accor-dance with its terms and to take such action of a ministerial nature, including the preparation of award documents provided to participants, as shall be necessary to effectuate the intent and purposes hereof.

Notwithstanding the foregoing, no Incentive Stock Options may be granted after the expiration of ten years from the Plan's adoption by the Board of Directors.

B. ELIGIBILITY: Persons eligible to receive Awards under the Plan shall be those officers and other key employees of the Company, its Parent and its subsidiaries (as defined in Section 424 of the Code, or any amendment or substitute thereto) who are in positions in which their decisions, actions and counsel significantly impact upon the profitability and success of the Company. Directors of the Company who are not otherwise officers or employees of the Company, its Parent or its sub-sidiaries shall not be eligible to participate in the Plan.

C. MAXIMUM NUMBER OF SHARES AVAILABLE: Subject to adjustment as specified in Section II.E. below, the aggregate number of shares of common stock that may be issued or transferred under the Plan is 1,000,000 shares, which shall be newly registered subsequent to the adoption and approval of this Plan, plus such previously registered shares under the 1997 Plan that have not previously been granted or, if granted, have again become available for reissuance. If any previously registered shares again become available for issuance and are reissued, they shall be fully subject to the terms and conditions of this Plan. Such shares may be authorized and unissued shares or treasury shares. Except as provided herein, any shares subject to an option or right which for any reason expires or is forfeited or terminated in accordance with the Plan shall again be available under the Plan.

D. MAXIMUM SHARES AWARDED: No one Participant shall receive stock options, restricted stock or stock appreciation rights for more than 100,000 shares of Common Stock during any one calendar year under the Plan.

E. ADJUSTMENTS: In the event of stock dividends, stock splits, re-capita-liz-ations, mergers, consolidations, combinations, exchan-ges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, the number of shares of Common Stock available for grant under this Plan in the aggregate or to any one individual shall be adjusted proportionately or otherwise by the Board, and where deemed appropriate, the number of shares, and the option price of outstanding Stock Options shall be similarly adjusted. Also, in instances where another business entity is acquired by the Company or its Parent, and the Company or its Parent has assumed outstanding employee option grants under a prior existing plan of the acquired entity, similar adjustments are permitted at the discretion of the Board of the Company. In the event of any other change affecting the Common Stock reserved under the Plan, such adjustment, if any, as may be deemed equitable by the Committee, shall be made to give proper effect to such event.

F. REGISTRATION CONDITIONS:

1.
Unless issued pursuant to a registration statement under the Securities Act of 1933, as amended, no shares shall be issued to a Participant under the Plan unless the Participant represents and agrees with the Company that such shares are being acquired for investment and not with a view to the resale or distribution thereof, or agrees to such other documentation as may be required by the Company, unless in the opinion of counsel to the Company such representation, agreement or documentation is not necessary to comply with such Act.

2.	Any restriction on the resale of shares shall be evide-nced by an appropriate legend on the stock certificate.

3.
The Company shall not be obligated to deliver any Common Stock until it has been listed on each securities exchange on which the Common Stock may then be listed and until there has been qualification under or compliance with such federal or state laws, rules or regulations as the Company may deem applicable. The Company shall use reasonable efforts to obtain such listing, qualification and compliance.

G. RIGHTS UPON A CHANGE IN CONTROL: In the event of a Change in Control, notwithstanding any other restrictive provisions herein, all previously granted Stock Options and stock appreciation rights shall become exercisable immediately and all previously issued shares of restricted stock shall be issued free of restrictive legend, except that no Incentive Stock Option may be exercised prior to six months following the date of grant thereof.

III.	STOCK OPTIONS

All Stock Options granted to Participants under the Plan shall be subject to the following terms and conditions which shall be set forth in an appropriate written document ("Option Document") and which may provide such other terms, conditions and provisions, not inconsistent with this Plan, as the Committee may direct:

A. TYPE OF OPTION: Each Option Document shall identify the option presented thereby as Incentive Stock Options or Non-Qualified Stock Options, as the case may be.

B. PRICE: The option price per share shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant, and in no event less than the par value of the stock.

C. EXERCISE TERM AND VESTING: Except as provided in Paragraph F below, 33 1/3% of a Stock Option award shall be exercisable after the first anniversary of the award, 33 1/3% of a Stock Option Award shall be exercisable after the second anniversary, and the remaining 33 1/3 percent of the Award shall be exercisable after the third anniversary of the Award. Each Stock Option document shall state the period or periods of time within which the Stock Option may be exercised, in whole or in part. The Committee shall have the power to permit an acceleration of previously established exercise terms, subject to the requirements set forth herein, upon such circumstances and subject to such terms and condi-tions as the Committee deems appropriate. All options shall expire as of 5:00 p.m. on the tenth anniversary of the grant unless the Committee provides otherwise.

D. EXERCISE PROCEDURES: A Stock Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Secretary of the Company, and payment of the full price of the shares being purchased, as well as payment of all withholding taxes due thereon, if any.

E. PAYMENT: The price of an exercised Stock Option, or portion thereof, may be paid:

1.	by check, bank draft, money order, or electronic funds transfer payable to the order of the Company, or

2.
through the delivery of shares of the Company's Common Stock owned by the Participant, having an aggregate Fair Market Value as determined as of the date prior to exercise equal to the option price, or

3.	by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or

4.	by a combination of 1, 2 and 3 above.

 In the event a Participant delivers already-owned shares of the Company's Common Stock, at the Participant's option, the Participant may provide an executed attestation of ownership in lieu of actual delivery of shares.

 Subject to the approval of the Committee as set forth in the Option Document or otherwise in accordance with Rule 16b-3 of the Exchange Act, a Participant may surrender already-owned shares of the Company's Common Stock or forego delivery of shares due as a result of the exercise in order to pay any withholding tax required to be collected upon exercise of a Non-Qualified Stock Option. Such shares shall be valued at their Fair Market Value pursuant to subparagraph 2 above.

 If payment is made under Section III.E.3. of the Plan, the written exercise notice may instruct the Company to deliver shares due upon the exercise of the Stock Option to a registered broker or dealer designated by the Company, if any, ("Designated Broker") in lieu of delivery to the optionee. Such instructions must designate the account into which the shares are to be deposited.

F. RIGHTS UPON TERMINATION OF EMPLOYMENT: In the event of an optionee's Termination of Employment, all Stock Options awarded to such optionee shall expire, on the thirtieth day following the effective date of the Termination of Employment unless the Committee in the Option Document or otherwise grants an additional period in which to exercise the Stock Options. In the event that an optionee ceases employment due to Retirement, death or Disability prior to the expiration of his or her Stock Options and without having fully exercised his or her Stock Options, all Non-Qualified Stock Options and Incentive Stock Options that have been held for at least six months shall immediately become exercisable and the optionee or his successor shall have the right to exercise the Stock Option during its term within a period of one year after cessation of employment due to death or Disability and within a period of two years after cessation of employment due to Retirement, or one year from Optionee's date of death, whichever occurs first, or within such other period, and subject to such terms and condi-tions, as may be specified by the Commit-tee; provided, however, an Optionee who ceases employment due to Retirement after attaining age 62 with at least 5 years of continuous service may exercise Non-Qualified Stock Options, if otherwise exercisable, during their term within five years after Retirement; and provided further that ISO tax treatment shall be available only as permitted under the Internal Revenue Code.

G. RESTRICTIONS UPON TRANSFER: Unless otherwise directed by the Committee, each Option Document for Non-Qualified Stock Options shall further provide that no option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Paragraph III.G. shall not prevent (with Committee approval) transfers to the Participant's spouse, children, grandchildren, parents or a trust established for any of them or the Participant, or by will or the laws of descent and distribution. If such a transfer is made, the employee may not receive any consideration therefor, and the Option will continue to be subject to the same terms and conditions as were applicable to the Option immediately before transfer.

H. INCENTIVE STOCK OPTIONS: An Incentive Stock Option shall be subject to the following terms and conditions, which shall be set forth in the Option Document and which may provide such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such option as an incentive stock option (within the meaning of Section 422 of the Code, or any amendment or substitute thereto or regulation thereunder):

(1)
The period or periods of time within which the option may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no option shall be exercisable prior to six months nor after ten years from the date of grant thereof. The Committee shall have the power to permit an acceleration of previously established exercise terms, subject to the requirements set forth herein, upon such circumstances and subject to such terms and condi-tions as the Committee deems appropriate;

(2)
The aggregate Fair Market Value (determined as of the date the option is granted) of the stock with respect to which Incen-tive Stock Options are exer-cisable for the first time by such individual during a calendar year (under all plans of the Company) shall not exceed $100,000;

(3)
No Incentive Stock Option shall be granted to any employee if at the time the option is granted the individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its Parent or its subsidiaries unless at the time such option is granted the option price is at least 110 percent (110%) of the fair market value of the stock sub-ject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant; and

(4)
No Incentive Stock Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Subparagraph III. H(4) shall not prevent transfers by will or by the laws of descent and distribution. During the lifetime of the optionee, the option is exercisable only by the optionee.

IV. STOCK APPRECIATION RIGHTS

Stock appreciation rights may be granted in connection with a contemporaneously granted stock option and shall be subject to the following terms and conditions which shall be set forth in the Option Document which may provide such other terms, conditions and provisions not inconsistent with this Plan as the Committee may direct.

A. GRANT OF RIGHTS: Stock appreciation rights shall entitle the grantee, subject to such terms and conditions determined by the Committee, to receive upon exercise thereof all or a portion of the excess of (i) the Fair Market Value of a specified number of shares of the Common Stock at the time of exercise, as determined by the Committee, over (ii) a specified price which shall not be less than 100 percent (100%) of the Fair Market Value of the stock on the day the right is granted.

B. TERM: The period or periods of time within which the stock appreciation rights may be exercised, in whole or in part, is co-extensive with the contemporaneously granted Stock Option. 33 1/3 percent of an Award of stock appreciation rights shall be exercisable after the first anniversary of the Award, 33 1/3 percent of an Award of stock appreciation rights shall be exercisable after the second anniversary of the award, and the remaining 33 1/3 percent of the award shall be exercisable after the third anniversary of the Award. The Committee shall have the power to permit an acceleration of previously established exer-cise terms, subject to the requirements set forth here-in, upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

C. LIMITS ON STOCK APPRECIATION RIGHTS:

(1)	Stock appreciation rights shall be paid only upon exercise of the Stock Option and then only in respect to the number of shares then being purchased.

(2)	Stock appreciation rights shall be payable only to the extent the Stock Option may become exercisable and shall expire or terminate with the Stock Option.

(3)
No stock appreciation rights nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Subparagraph IV.C.(3) shall not prevent transfers to the Participant's spouse, children, grandchildren, parents or trust established for any of them or the Participant, or by will or the laws of descent and distribution; provided, however, that stock appreciation rights granted in connection with an Incentive Stock Option shall be subject to the same transferability restrictions as Incentive Stock Options as provided in Subparagraph III.H(4).

D. PAYMENT: Payments upon exercise of stock appreciation rights shall be paid in cash, less any withholding tax required to be withheld, and may be applied to the contemporaneous Stock Option exercise.

E. OTHER TERMS: Stock appreciation rights shall be granted in such manner and such form, and subject to such addi-tional terms and conditions as the Committee in its sole discretion deems necessary or desirable, including without limitation: (i) if in connection with an Incen-tive Stock Option, in order to satisfy any requirements set forth under Section 422 of the Code, or any amendment or substitute thereto, or regulation thereunder; or, (ii) in order to avoid any insider trading liability in connec-tion with stock appreciation rights under Section 16(b) of the Exchange Act.

V. RESTRICTED STOCK AWARDS

Restricted Stock Awards shall be subject to the following terms and conditions, which shall be set forth in an appropriate written agreement between the Company and the Participant (“Award Document”) and which may provide such other terms, conditions and provisions not inconsistent with this Plan, as the Committee may direct.

A. PRICE: Restricted stock may be made available to a Participant free of any purchase price or for such purchase price as established by the Committee.

B. RESTRICTION PERIOD: Shares awarded pursuant to this Plan shall be subject to such terms, conditions and restric-tions, including without limitation, prohibi-tions agai-nst transfer, substantial risks of forfeiture and attainment of performance objectives for such period or periods as shall be determined by the Committee and set forth in the Award Document. The Committee shall have the power to permit, in its discre-tion, an acceleration of the expiration of the appli-cable restriction period with respect to any part or all of the shares awarded to a Participant.

C. RESTRICTION UPON TRANSFER: During the restriction period determined by the Committee that is applicable to any shares of restricted stock under the Plan, no right or interest of any Participant in such restricted stock nor any interest or right therein (including the right to vote such shares and receive dividends thereon) or part thereof shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) and any attempted disposition thereof shall be null and void and of no effect. Notwithstanding the fore-going and except as otherwise provided in the Plan, the Participant shall have all the other rights of a stock-holder including, but not limited to, the right to receive dividends and the right to vote such shares.

D. CERTIFICATES: Each certificate issued in respect of shares awarded to a Participant shall be deposited with the Company or its designee and shall bear the following legend:

This certificate and the shares of stock repre-sented hereby are subject to the terms and condi-tions (inclu-ding forfei-ture provi-sions and restric-tions against transfer) contained in the Harleysville Group Inc. Amended and Restated Equity Incentive Plan and an agreement entered into between the Participant and the Company. Release from such terms and condi-tions shall be obtained only in accordance with the provisions of the Plan and agreement, a copy of each of which is on file in the office of the Secretary of Harleysville Group Inc.

E. LAPSE OF RESTRICTIONS: The Award Document shall specify the terms and conditions upon which any restrictions upon shares awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, shares of Common Stock free of the restrictive legend shall be issued to the Participant or his or her other legal repre-sentative.

 In accordance with Rule 16b-3 of the Exchange Act, a Participant may surrender already owned shares of the Company's Common Stock or forego delivery of shares due as a result of the lapse of restrictions in order to pay any withholding tax required to be collected upon lapse of restrictions. Such shares shall be valued at their Fair Market Value as of the date of the lapse of restrictions.

 In the event of a Participant’s cessation of employment due to death or Disability, all restrictions upon shares awarded under the Plan shall lapse and shares of Common Stock free of the restrictive legend shall be issued to the Participant or his or her legal representative.

 In the event of a Participant’s cessation of employment due to Normal Retirement, all restrictions upon shares awarded under the Plan shall lapse and shares of Common Stock free of the restrictive legend shall be issued to the Participant or his or her legal representative, unless the Committee provides otherwise.

 In the event of a Participant’s cessation of employment due to Early Retirement, restrictions upon shares awarded under the Plan shall lapse for that proportion of shares that represents the number of days from the Date of Grant until the date of retirement divided by the number of days in the restriction period and that number of shares of Common Stock free of the restrictive legend shall be issued to the Participant or his or her legal representative, unless the Committee provides otherwise

 The Committee shall have the power to permit an acceleration of previously established lapse of restriction terms, upon such circumstances and subject to such terms and conditions as the Committee deems appropriate.

F. TERMINATION PRIOR TO LAPSE OF RESTRICTIONS: In the event of a Participant's Termination of Employment prior to the lapse of restrictions as determined pursuant to the provisions of preceding subparagraph V.E, all shares as to which there still remains unlapsed restric-tions shall be forfeited by such Participant to the Company without payment of any consideration by the Company, and neither the Participant nor any successors, heirs, assigns, or personal representatives of such Participant shall thereafter have any further rights or interest in such shares or certificates.

VI. MISCELLANEOUS PROVISIONS

A. AMENDMENT, SUSPENSION AND TERMINATION OF PLAN: The Board of Directors may suspend or terminate the Plan or revise or amend it in any respect whatsoever except where stockholder approval is required by federal or state laws or regulations or by rules and regulations of a national securities exchange or the NASDAQ.

B. GOVERNMENT AND OTHER REGULATIONS: The obligation of the Company to issue Awards under the Plan shall be subject to all ap-plicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

C. OTHER COMPENSATION PLANS AND PROGRAMS: The Plan shall not be deemed to preclude the implementation by the Company, Parent or its subsidiaries of other compensation plans or programs which may be in effect from time to time. Participation in this Plan shall not affect an employee's eligibility to participate in any other benefit or incentive plan of the Company, its Parent or its subsidiaries. Any Awards made pursuant to this Plan shall not be used in determining the bene-fits provided under any other plan of the Company, Parent or its subsidiaries unless specifically provided.

D. WITHHOLDING TAXES: The Company shall have the right to require a payment from a Participant to cover applicable withholding for any federal, state or local taxes. The Company reserves the right to offset such tax payment from any other funds which may be due the Participant by the Company.

E. SINGLE OR MULTIPLE DOCUMENTS: Multiple forms of Awards or combinations thereof may be evidenced by a single document or multiple documents, as deter-mined by the Committee.

F. NON-UNIFORM DETERMINATIONS: The Committee's determinations under the Plan (including without limita-tion determinations of the persons to receive Award-s, the form, amount and timing of such Awards, the terms and provisions of such Awards, and the documents evidencing same) need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan whether or not such persons are similarly situated.

G. Whenever the Plan provides for issuance of stock certificates to reflect the issuance of shares, the issuance may be affected on a non-certificate basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

H. CONSTRUCTION OF PLAN: The interpretation of the Plan and the application of any rules implemented hereunder shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

I. PRONOUNS, SINGULAR AND PLURAL: The masculine may be read as feminine, the singular as plural, and the plural as singular as necessary to give effect to the Plan.

J. LIMITATION OF RIGHTS:

1.
No Right to Continue as an Employee: Neither the Plan, nor the granting of an Award nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an employee of the Company for any period of time, or at any particular rate of compensation.

2.
No Stockholder's Rights for Options: An optionee shall have no rights as a stockholder with respect to the shares covered by options granted hereunder until the date of the issuance of stock in book entry or certifi-cate form and no adjustment will be made for dividends or other rights for which the record date is prior to the date such shares are issued.

K. DURATION OF THE PLAN: The Plan shall remain in effect until all Awards under the Plan have been satisfied by the issuance of shares or the payment of cash, expire by their terms, or are otherwise forfeited, provided, however, that no Incentive Stock Option Award shall be granted more than ten years after the Plan is adopted by the Company's Board of Directors.

L. STOCKHOLDER APPROVAL: The Plan shall be subject to stockholder approval.